Exhibit 10.23

EXPRO GROUP HOLDINGS N.V.

RESTRICTED STOCK UNIT (RSU) AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) evidences an award made as of the 1st day of October, 2021 (the “Date of Grant”), between EXPRO GROUP HOLDINGS N.V., a limited liability company organized in the Netherlands (the “Company”), and [NAME] (the “Grantee”).

1.         The Grant. Pursuant to the EXPRO GROUP HOLDINGS N.V. LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED, as the same may be amended from time to time (the “Plan”), and subject to the conditions set forth below, the Company hereby awards to the Grantee, effective as of the Date of Grant, an award consisting of an aggregate number of [XXXX] restricted stock units (the “Restricted Stock Units” or “RSUs”), whereby each Restricted Stock Unit represents the right to receive one share of the Company’s common stock, par value €0.06 per share (“Common Stock”), plus the additional rights to Dividend Equivalents set forth in Section 3(d) hereof, in accordance with the terms and conditions set forth herein and in the Plan (the “Award”). To the extent any provision of this Agreement conflicts with the expressly applicable terms of the Plan, those terms of the Plan shall control, and if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.

2.         Definitions. Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan. In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below for purposes of this Agreement:

(a)         “Director” shall mean the Grantee’s service as a member of the Company’s Board of Directors, which shall include membership on the Board of the Company.

(b)         “Disability” shall mean the Grantee being unable to perform the Grantee’s duties or fulfill the Grantee’s obligations as a member of the Board of Directors of the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than three months as determined by the Company and certified in writing by a competent medical physician selected by the Company.

(c)         “Forfeiture Restrictions” shall have the meaning specified in Section 3(a) hereof.

(d)          “Involuntary Termination” shall mean a termination of the Grantee’s service as a Director that occurs either by (i) the Company’s failure to re-nominate the Grantee as a Director for any new term or (ii) by a failure to secure shareholder approval of the Grantee’s service as a Director for any new term.

 3.         Restricted Stock Units. By acceptance of this Restricted Stock Unit award, Grantee agrees with respect thereto as follows:

(a)         Forfeiture Restrictions. The Restricted Stock Units are restricted in that they may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise alienated or transferred, encumbered, or disposed of, and in the event of termination of Grantee’s service with the Company for any reason other than death, Disability, or on account of an Involuntary Termination, Grantee shall, for no consideration, forfeit to the Company all Restricted Stock Units to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock Units to the Company upon termination of services as provided in this Section 3(a) are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Stock Units.

(b)         Lapse of Forfeiture Restrictions (Vesting). Provided that the Grantee has continuously served as a Director of the Company from the Date of Grant through the lapse date set forth in the following schedule, the Forfeiture Restrictions shall lapse, and the Restricted Stock Units will vest, with respect to a percentage of the Restricted Stock Units determined in accordance with the following schedule:

Lapse (Vesting) Date	Percentage of Total Number of RSUs as to Which Forfeiture Restrictions Lapse

[TBD]	[TBD]

Notwithstanding the schedule set forth above, (i) if the Grantee’s service as a Director is terminated by reason of death or Disability or due to an Involuntary Termination, then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Stock Units effective as of the date of such termination, and (ii) if a Change in Control occurs and the Grantee has continuously served as a Director of the Company from the Date of Grant to the date upon which such Change in Control occurs, then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Stock Units on the date upon which such Change in Control occurs. Any Restricted Stock Units with respect to which the Forfeiture Restrictions do not lapse in accordance with the preceding provisions of this Section 3(b) (and any associated unvested Dividend Equivalents) shall be forfeited to the Company for no consideration as of the date of the termination of the Grantee’s service as a Director.

(c)         Payments. Subject to Section 4 hereof, as soon as reasonably practicable after the lapse of the Forfeiture Restrictions with respect to the specified number of Restricted Stock Units as provided in Section 3(b) hereof (but in no event later than the end of the calendar year in which the Forfeiture Restrictions so lapse), the Company shall cause to be issued to the Grantee with respect to each share of Common Stock covered by each such Restricted Stock Unit one share of Common Stock registered in the Grantee’s name. The Company shall deliver the shares of Common Stock in book-entry form, with such legends or restrictions thereon as the Committee may determine to be necessary or advisable in order to comply with applicable securities laws. The Grantee shall complete and sign any documents and take any additional action that the Company may request to enable it to deliver shares of Common Stock on the Grantee’s behalf.

(d)         Dividend Equivalents. In the event the Company declares and pays a dividend in respect of its outstanding shares of Common Stock and, on the record date for such dividend, the Grantee holds Restricted Stock Units granted pursuant to this Agreement that have become vested pursuant to Section 3(b) hereof and have not been settled in accordance with Section 3(c) hereof, the Grantee shall be entitled to receive a payment, subject to Section 4 hereof, in respect of the number of shares of Common Stock relating to such Restricted Stock Units, with such Dividend Equivalent payment being made in the amount and form that such payment would have been made if, as of such record date, the Grantee actually held the underlying shares of Common Stock related to the portion of the vested Restricted Stock Units that have not been settled or forfeited as of such record date. Such Dividend Equivalent payment shall be made commensurate with the date the Company pays such dividend in respect of its outstanding shares of Common Stock (however, in no event shall the Dividend Equivalents be paid later than the earlier of 30 days following, or the end of the calendar year that includes, the date on which the Company pays such dividends to its shareholders generally).

(e)         Corporate Acts. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

4.         Withholding of Tax. To the extent that the receipt of the Restricted Stock Units (or any dividend equivalents related thereto) or the lapse of any Forfeiture Restrictions results in compensation income or wages to the Grantee for federal, state, or local tax purposes, the Grantee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its minimum obligation under applicable tax laws or regulations, and if the Grantee fails to do so (or if the Grantee instructs the Company to withhold cash or stock to meet such obligation), the Company shall withhold from any cash or stock remuneration (including withholding any shares of the Common Stock distributable to the Grantee under this Agreement) then or thereafter payable to the Grantee any tax required to be withheld by reason of such resulting compensation income or wages. The Company is making no representation or warranty as to the tax consequences to the Grantee as a result of the receipt of the Restricted Stock Units, the treatment of dividend equivalents, the lapse of any Forfeiture Restrictions, or the forfeiture of any Restricted Stock Units pursuant to the Forfeiture Restrictions.

5.         No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle Grantee to any rights of a holder of Common Stock prior to the date that shares of Common Stock are issued to Grantee in settlement of the Award. Grantee’s rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which rights become vested, and the restrictions with respect to the Restricted Stock Units lapse in accordance with Section 3(b).

6.         Clawback. Notwithstanding any provisions in the Agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of the Common Stock delivered hereunder), whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder.

7.         Service as a Director. Nothing in the adoption of the Plan, nor the award of the Restricted Stock Units thereunder pursuant to this Agreement, shall confer upon the Grantee the right to continued service as a Director or affect in any way the right of the Company to terminate such service at any time. Any question as to whether and when there has been a termination of such service, and the cause of such termination, shall be determined by the Board or its delegate, and its determination shall be final.

8.         Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Grantee, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Grantee at the last address the Grantee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

9.         Entire Agreement; Amendment. This Agreement replace and merge all previous agreements and discussions relating to the same or similar subject matters between the Grantee and the Company and constitute the entire agreement between the Grantee and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any Grantee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

10.         Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Grantee. The provisions of Section 6 shall survive the lapse of the Forfeiture Restrictions without forfeiture.

11.         Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of law principles thereof, or, if applicable, the laws of the United States.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

EXPRO GROUP HOLDINGS N.V.

By:
Name:
Title:

GRANTEE

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